EXHIBIT 10.18.1

August 20, 2004

Don Detampel
369 Steele Street
Denver, CO 80206

Re: Amended Offer Letter with Raindance Communications, Inc.

Dear Don:

This amended offer letter (“Amendment”) with Raindance Communications, Inc. (the “Company”) amends that certain offer letter between you and the Company dated January 27, 2004 (the “Offer Letter”). If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.

     1. Amendment to Paragraph 13(c) of Offer Letter (Change in Control Benefits). The following provisions are hereby added after the end of paragraph 13(c) of the Offer Letter:

“In addition, upon a Change of Control, the reacquisition right of the Company with respect to shares subject to the Restricted Stock Award granted pursuant to Paragraph 7 (Restricted Stock Grant) shall lapse and all shares subject to such Restricted Stock Award shall immediately become fully vested. All other terms and conditions set forth in the Plan or the stock award agreement pursuant to which the Restricted Stock Award was granted shall remain in full force and effect.”

     2. Amendment to Paragraph 15(f) of Offer Letter (Entire Agreement). The following provision is hereby added after the end of paragraph 15(f) of the Offer Letter:

“All provisions contained in this letter regarding the options granted pursuant to Paragraph 6 (Stock Options) and Paragraph 9 (Potential Additional Stock Options) and the shares granted pursuant to Paragraph 7 (Restricted Stock Grant) shall deemed a part of and incorporated into the stock option agreements relating to your options and the stock award agreement relating to your Restricted Stock Award, as applicable.”

     3. Miscellaneous. Except as set forth above, the Offer Letter shall remain in full force and effect in accordance with its terms. To the extent there is any conflict between the provisions of this Amendment and the provisions of the Offer Letter, the terms of this Amendment shall control.

If you wish to accept this amended offer letter under the terms and conditions described above please sign and date this letter and return it to me.

Sincerely,

Raindance Communications, Inc.

By:	/s/ Stephanie Anagnostou

Name: Stephanie Anagnostou

Title: Senior Vice President & General Counsel

I have read, understand and agree to the foregoing terms.

/s/ Don Detampel	August 20, 2004

Don Detampel	Date